Exhibit 99.1

Fathom Holdings Completes Acquisition of E4:9 Holdings

-- Parent Company of Encompass Lending Group, Dagley Insurance Agency, and Real Results Expected to Add New, Incremental Revenue Streams and Enhance Revenue per Transaction --

CARY, N.C., April 20, 2021 – Fathom Holdings Inc. (Nasdaq: FTHM), a national, technology-driven, end-to-end real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings for brokerages and agents, today reported it has completed the previously announced acquisition of E4:9 Holdings, Inc., a holding company with three operating subsidiaries serving the residential real estate sector: Encompass Lending Group, Dagley Insurance Agency (DIA), and Real Results.

The final purchase price was approximately $28.88 million, consisting of approximately $9.82 million in cash and $19.05 million in Fathom Holdings common stock. E4:9’s unaudited consolidated 2020 revenue, which included only five months of DIA’s newly acquired insurance revenues, was approximately $12.8 million, and unaudited consolidated earnings were positive. Approximately 15% of that revenue was recurring through Dagley Insurance, which has 57 employees and is licensed in 47 states. Encompass Lending has 67 employees and is licensed in 20 states. Fathom expects to expand both businesses into all 50 states as Fathom also expands its residential real estate brokerage across the country. Real Results has 12 employees and is expected to extend its lead generation business to all of Fathom’s offerings. Collectively, E4:9 has over 130 employees with goals in place to quickly grow their base of loan officers, insurance agents, and lead specialists to better support Fathom Realty’s growth. Fathom expects the acquisition to be immediately accretive.

“The addition of E4:9 is fantastic news for our Company,” said Josh Harley, Fathom’s Chairman and CEO. “Our agents and associates will benefit significantly by gaining new opportunities to grow their businesses, while consumers will have a one-stop-shop for all of their housing needs. As I’ve said before, E4:9 shares Fathom’s servant leader culture, making us well matched and ready to hit the ground running.

“We are successfully building a vertically integrated, end-to-end real estate operation that brings greater value to our people, our shareholders, and the communities we serve. We believe this will benefit Fathom by attracting even more agents and transactions, while increasing our revenue per transaction. As we integrate these companies into the Fathom family and our intelliAgent technology platform, we expect to enjoy a higher attach rate for mortgage, insurance, and title, along with better control over the quality of our clients’ experience. As a result, we believe we can attract additional mortgage loan officers and insurance agents who are looking for greater lead flow, as well as more real estate agents who are looking for additional opportunities to grow and serve their client base.

“At this point, we’ve gathered all of the puzzle pieces we need to truly disrupt the real estate industry. Our balance sheet remains strong and we are focused on bolstering our current operations and increasing our footprint. The future is extremely bright for us as we continue to redefine the real estate industry.”

About Fathom Holdings Inc.

Fathom Holdings Inc. is a national, technology-driven, real estate services platform providing residential brokerage, mortgage, title, insurance, and SaaS offerings to brokerages and agents through its proprietary cloud-based software, intelliAgent. The Company’s brands include Fathom Realty, Encompass Lending, Dagley Insurance, Verus Title, intelliAgent, and Real Results. For more information, visit www.fathomrealty.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements,” including, but not limited to, adding incremental revenue sources and the acquisition being immediately accretive. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including: risks associated with making and integrating acquisitions, including the need to audit their historical financial statements to confirm prior results; technology risks; risks in effectively managing rapid growth in our business; reliance on key personnel; competitive risks; and the others set forth in the Risk Factors section of the Company’s registration statement for its initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Relations and Media Contacts:
Roger Pondel/Laurie Berman	Marco Fregenal
PondelWilkinson Inc.	President and CFO
investorrelations@fathomrealty.com	Fathom Holdings Inc.
(310) 279-5980	investorrelations@fathomrealty.com
(888) 455-6040